Exhibit 99.1

Press Release December 27, 2011
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804
260.969.3500
260.969.3590 (Fax)

Steel Dynamics Announces Partial Tender Offer

for its 7 3/8% Senior Notes due 2012

and newly proposed Term Loan Refinancing

FORT WAYNE, INDIANA, December 27, 2011 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that it intends to refinance a portion of its existing 7 3/8% Senior Notes due 2012 (CUSIP Nos. 858119AJ9 and 858119AK6; ISIN USU85795AD16) (the “Notes”), and in connection therewith, has commenced a cash tender offer (the “Offer”) for up to $350 million of the $700 million outstanding aggregate principal amount of the Notes.  The terms of the Offer are described in the Offer to Purchase, dated December 27, 2011 (the “Offer to Purchase”), and a related Letter of Transmittal (the “Letter of Transmittal”), which are being sent to holders of the Notes.

In addition to the Offer, the company is pursuing its rights under its existing senior secured revolving credit facility to secure a new $315 million term loan, the proceeds from which, together with available cash, are expected to be used to purchase the tendered Notes that are accepted for purchase pursuant to the Offer.  There can be no assurance that the company will consummate the new term loan; however, the Offer is not contingent upon the company securing the new term loan financing.

Holders must validly tender their Notes prior to the early tender deadline of 5:00 p.m., New York City time, on January 10, 2012, unless extended (the “Early Tender Deadline”), in order to be eligible to receive the “Total Consideration.”  The Total Consideration will equal $1,046.67 per $1,000 principal amount of Notes, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.

The Offer expires at 11:59 p.m., New York City time, on January 25, 2012 unless extended (the “Expiration Date”).  Holders who validly tender their Notes after the Early Tender Deadline but on or prior to the Expiration Date shall be eligible to receive the “Tender Offer Consideration” equal to $1,016.67 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for the Notes.  Holders of Notes tendered after the Early Tender Deadline will not be eligible to receive the early tender payment.

The Early Tender Deadline and the Expiration Date may be extended, and the company may withdraw or not complete the Offer.  Except in certain circumstances, Notes tendered may not be withdrawn after 5:00 p.m., New York City time on January 10, 2012.

The aggregate principal amount of Notes purchased in the Offer will be subject to proration and other terms set forth in the Offer to Purchase.  If the aggregate principal amount of Notes tendered exceeds $350 million, the sum of each holder’s validly tendered Notes accepted for purchase will be determined by multiplying each holder’s tender by the proration factor, and rounding the product down to the nearest $1,000.  The proration factor will be determined by the company as soon as practicable after the Early Tender Deadline or the Expiration Date, where applicable, and will be announced by press release or other permitted means.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase.  The company’s obligations to accept any Notes tendered and to pay the consideration of them are set forth solely in the Offer to Purchase and the Letter of Transmittal.  There can be no assurance that the Company will consummate one or more new debt financings.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes.  The Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the Letter of Transmittal.  Subject to applicable law, the company may amend, extend, waive conditions to or terminate the Offer, including to increase the principal amount of Notes it may accept.

The Company has engaged BofA Merrill Lynch as the exclusive dealer manager for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 683-3215 (collect).  Requests for copies of the Offer to Purchase or other Offer materials may be directed to D. F. King & Co., Inc., the information agent for the Offer, at (800) 290-6427 (toll-free) or (212) 269-5550 (banks and brokers).

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the tender offer, payments thereunder and results therefrom, the new term loan facility and other guidance included in this press release.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.